Exhibit 3.44

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “WELLS REIT II – KEY CENTER, LLC”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF NOVEMBER, A.D. 2005, AT 1:48 O’CLOCK P.M.

	Harriet Smith Windsor, Secretary of State

4061290 8100	AUTHENTICATION:	4297486

050929791	DATE:	11 – 15 – 05

CERTIFICATE OF FORMATION

OF

WELLS REIT II – KEY CENTER, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Wells REIT II – Key Center, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle.

Executed on November 15, 2005.

/s/ Robert J. LeDuc
Robert J. LeDuc, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:54 PM 11/15/2005 FILED 01:48 PM 11/15/2005 SRV 050929791 - 4061290 FILE